Exhibit 10.37
DIRECTOR COMPENSATION

All compensation values are in US $
Board Service
	Member	Vice-Chair	Chairman
Annual Cash Retainer	$86,000	$94,000	$130,000
Board Meeting Fees	$0	$0	$0
Annual Equity Grant	$129,000	$141,000	$195,000
Audit Committee Service

Chair Retainer	$25,000
Member Retainer	$0
Meeting Fee	$0
Other Committee Service

Chair retainer	$15,000
Member Retainer	$0
Meeting Fee	$0
Total Direct Compensation Simulations

Typical Director	$215,000
Typical Committee Chair	$230,000
Typical Audit Committee Chair	$240,000
Vice-Chair	$235,000
Chairman	$325,000
Stock Ownership Guidelines
Amount of Ownership
All directors except Chairman	$375,000
Chairman	$475,000
Counted Shares	Owned shares Vested and unvested cash-settled and share-settled DSUs Vested and unvested cash-settled and share-settled RSUs
Timing of evaluation	Whenever a director is considering selling shares
Requirement to hold on to shares until and unless ownership target is met. This requirement applies whenever target is not met.	Shares received further to the settlement of RSUs, except portion required to cover tax liability Shares equivalent to 50% of gross gain realized on exercise of options
With respect to cash-settled RSUs, requirement to purchase shares until and unless target is met. This requirement applies whenever target is not met.	Directors must purchase shares with net proceeds of cash-settled RSUs
Considered Value	For each share, the greater of market price at time of measurement or settlement For each DSU and RSU, the greater of market price at time of grant or time of measurement